Exhibit 3.1

SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
CLOUDASTRUCTURE, INC.

Cloudastructure, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), certifies that:

1. The name of the Corporation is Cloudastructure, Inc. The Corporation was originally incorporated under the name “Connexed Technologies, Inc.” The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on March 28, 2003. The Amended and Restated Certificate of Incorporation was filed with the Secretary of State of Delaware on April 17, 2020 (the “Amended and Restated Certificate”).

2. This Second Amended and Restated Certificate of Incorporation was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware, and has been duly approved by the written consent of the stockholders of the Corporation in accordance with Section 228 of the General Corporation Law of the State of Delaware.

3. The text of the Amended and Restated Certificate is amended and restated to read as set forth in Exhibit A attached hereto.

IN WITNESS WHEREOF, Cloudastructure, Inc. has caused this Second Amended and Restated Certificate of Incorporation to be signed by James McCormick, a duly authorized officer of the Corporation, on October 24, 2024.

/s/James McCormick
James McCormick,
Chief Executive Officer

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EXHIBIT A

Article I.
NAME

The name of the corporation is Cloudastructure, Inc. (the “Corporation”).

Article II.
PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware (the “DGCL”).

Article III.
REGISTERED OFFICE AND AGENT

The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, Wilmington, County of New Castle, 19808. The name of the registered agent at such address is Corporation Service Company.

Article IV.
CAPITAL STOCK

(a) Authorized Capital Stock. The total number of shares of all classes of capital stock that the Corporation shall have authority to issue is 500,000,000, consisting of (i) 250,000,000 shares of Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”); (ii) 100,000,000 shares of Class B Common Stock, par value $0.0001 per share (the “Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”); and (iii) 150,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”).

Effective immediately upon the filing of this Second Amended and Restated Certificate of Incorporation (the “Effective Time”), (i) each six shares of Class A Common Stock of this Corporation that are issued and outstanding immediately prior to the Effective Time (the “Old Class A Common Stock”) shall be automatically reclassified, combined and changed (without any further action by the stockholders or any other person) into one fully paid and nonassessable share of Class A Common Stock, and (ii) each six shares of Class B Common Stock of this Corporation that are issued and outstanding immediately prior to the Effective Time (the “Old Class B Common Stock”) shall be automatically reclassified, combined and changed (without any further action by the stockholders or any other person) into one fully paid and nonassessable share of Class B Common Stock (collectively, the “Reverse Stock Split”). The Corporation shall not issue any fractional shares of Class A Common Stock and Class B Common Stock in the Reverse Stock Split. If the Reverse Stock Split would result in the issuance of any fractional share, such fractional share shall instead be automatically round up to the nearest whole number. Each certificate that immediately prior to the Effective Time represented shares of Old Class A Common Stock and Old Class B Common Stock (collectively, the “Old Certificates”) shall, following the Effective Time, represent that number of shares of Class A Common Stock and Class B Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the elimination of fractional share interests as described above.

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(b) Common Stock. The designations of each class of Common Stock and the powers, preferences, rights, privileges, restrictions, and other matters relating thereto is as follows:

(i) Definitions. For purposes of this Article IV, the following definitions apply:

(A) “Change of Control” means (1) the acquisition of the Corporation by another entity by means of any transaction or series of related transactions to which the Corporation is party (including, without limitation, any stock acquisition, reorganization, merger or consolidation but excluding any sale of stock for capital raising purposes) other than a transaction or series of related transactions in which the holders of the voting securities of the Corporation outstanding immediately prior to such transaction or series of related transactions retain, immediately after such transaction or series of related transactions, as a result of shares in the Corporation held by such holders prior to such transaction or series of related transactions, at least a majority of the total voting power represented by the outstanding voting securities of the Corporation or such other surviving or resulting entity (or if the Corporation or such other surviving or resulting entity is a wholly-owned subsidiary immediately following such acquisition, its parent); or (2) a sale, lease or other disposition of all or substantially all of the assets of the Corporation and its subsidiaries taken as a whole by means of any transaction or series of related transactions, except where such sale, lease or other disposition is to a wholly-owned subsidiary of the Corporation. The treatment of any transaction or series of related transactions as a Change of Control may be waived by the consent or vote of a majority of the outstanding Preferred Stock (voting as a single class and on an as-converted basis).

(B) “Common Stock” means, after the Effective Time, the Class A Common Stock and Class B Common Stock, collectively.

(C) “Convertible Securities” means any evidences of indebtedness, shares or other securities convertible into or exchangeable for Common Stock.

(D) “Class B Stockholder” means (1) the registered holder of a share of Class B Common Stock at the Effective Time, and (2) the initial registered holder of any shares of Class B Common Stock that are originally issued by the Corporation after the Effective Time.

(E) “Founder” shall mean S. Richard Bentley.

(F) “Permitted Entity” means with respect to any Class B Stockholder, any trust, account, plan, corporation, partnership, or limited liability company specified in Section (b)(ii)(B) of this Article IV established by or for such Class B Stockholder, so long as such entity meets the requirements set forth in Section (b)(ii)(B).

(G) “Permitted Transferee” means any trust, account, plan, corporation, partnership, limited liability company or other entity established for estate planning purposes.

(H) “Transfer” of a share of Class B Common Stock means (1) any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of such share or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law, or (2) a transfer of a share of Class B Common Stock to a broker or other nominee (regardless of whether or not there is a corresponding change in beneficial ownership). Notwithstanding the foregoing, the pledge of shares of Class B Common Stock by a Class B Stockholder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction shall not be considered a “Transfer” within the meaning of this Section (b)(i)(H), so long as the Class B Stockholder continues to exercise Voting Control over such pledged shares; provided, however, that a foreclosure on such shares of Class B Common Stock or other similar action by the pledgee shall constitute a “Transfer.”

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(I) “Voting Control” means the power to vote or direct the vote of the applicable voting security by proxy, voting agreement or otherwise.

(ii)	Conversion of Class B Common Stock.

(A) Optional Conversion. Each share of Class B Common Stock shall be convertible into one fully paid and nonassessable share of Class A Common Stock at the option of the holder thereof at any time upon written notice to the transfer agent of the Corporation.

(B) Automatic Conversion Upon Transfer. Each share of Class B Common Stock shall automatically, without any further action, convert into one fully paid and nonassessable share of Class A Common Stock upon the Transfer of such share; provided, however, the following exceptions shall not trigger an automatic conversion:

(1) Transfers of Class B Common Stock by a Class B Stockholder or such Class B Stockholder’s Permitted Entities to another Class B Stockholder or such Class B Stockholder’s Permitted Entities or Permitted Transferees; or

(2) Transfers by a Class B Stockholder to any of the following Permitted Entities, and from any of the following Permitted Entities back to such Class B Stockholder or any other Permitted Entity by or for such Class B Stockholder:

(a) a trust for the benefit of such Class B Stockholder and for the benefit of no other person, provided such Transfer does not involve any payment of cash, securities, property or other consideration (other than an interest in such trust) to the Class B Stockholder; and provided, further that in the event such Class B Stockholder is no longer the exclusive beneficiary of such trust, each share of Class B Common Stock then held by such trust shall automatically convert into one fully paid and nonassessable share of Class A Common Stock;

(b) a trust for the benefit of persons other than the Class B Stockholder so long as the Class B Stockholder has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such trust, provided such Transfer does not involve any payment of cash, securities, property or other consideration (other than an interest in such trust) to the Class B Stockholder; and provided, further that in the event the Class B Stockholder no longer has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such trust, each share of Class B Common Stock then held by such trust shall automatically convert into one fully paid and nonassessable share of Class A Common Stock;

(c) a trust under the terms of which such Class B Stockholder has retained a “qualified interest” within the meaning of §2702(b)(l) of the Internal Revenue Code (the “Code”) or a reversionary interest so long as the Class B Stockholder has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such trust; provided, that in the event the Class B Stockholder no longer has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such trust, each share of Class B Common Stock then held by such trust shall automatically convert into one fully paid and nonassessable share of Class A Common Stock;

(d) an Individual Retirement Account, as defined in Section 408(a) of the Code, or a pension, profit sharing, stock bonus or other type of plan or trust of which such Class B Stockholder is a participant or beneficiary and which satisfies the requirements for qualification under Section 401 of the Code; provided that in each case such Class B Stockholder has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held in such account, plan or trust, and provided further that in the event the Class B Stockholder no longer has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such account, plan or trust, each share of Class B Common Stock then held by such trust shall automatically convert into one fully paid and nonassessable share of Class A Common Stock;

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(e) a corporation in which such Class B Stockholder directly, or indirectly through one or more Permitted Entities, owns shares with sufficient Voting Control in the corporation, or otherwise has legally enforceable rights, such that the Class B Stockholder retains sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such corporation; provided that in the event the Class B Stockholder no longer owns sufficient shares or has sufficient legally enforceable rights to enable the Class B Stockholder to retain sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such corporation, each share of Class B Common Stock then held by such corporation shall automatically convert into one fully paid and nonassessable share of Class A Common Stock;

(f) a partnership in which such Class B Stockholder directly, or indirectly through one or more Permitted Entities, owns partnership interests with sufficient Voting Control in the partnership, or otherwise has legally enforceable rights, such that the Class B Stockholder retains sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such partnership; provided that in the event the Class B Stockholder no longer owns sufficient partnership interests or has sufficient legally enforceable rights to enable the Class B Stockholder to retain sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such partnership, each share of Class B Common Stock then held by such partnership shall automatically convert into one fully paid and nonassessable share of Class A Common Stock; or

(g) a limited liability company in which such Class B Stockholder directly, or indirectly through one or more Permitted Entities, owns membership interests with sufficient Voting Control in the limited liability company, or otherwise has legally enforceable rights, such that the Class B Stockholder retains sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such limited liability company; provided that in the event the Class B Stockholder no longer owns sufficient membership interests or has sufficient legally enforceable rights to enable the Class B Stockholder to retain sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such limited liability company, each share of Class B Common Stock then held by such limited liability company shall automatically convert into one fully paid and nonassessable share of Class A Common Stock.

(C) Automatic Conversion Post IPO upon Election of Founder. At any time following the closing of a firm commitment underwritten initial public offering pursuant to an effective registration statement filed under the Securities Act of 1933, as amended (the “Securities Act”), each outstanding share of Class B Common Stock shall automatically be converted into one fully paid and nonassessable share of Class A Common Stock (and any outstanding right to receive shares of Class B Common Stock upon the exercise of, conversion of or settlement of Convertible Securities shall be automatically converted into the right to receive shares of Class A Common Stock on the same one-for-one basis) upon the affirmative vote or written consent of the holders of a majority of the Class B Common Stock then outstanding and held by the Founder and Permitted Entities of the Founder, or, if later, the effective date for such conversion specified by such vote or written consent. For purposes of this Section (b)(ii)(C) only.

(D) Effect of Conversion. In the event of a conversion of shares of Class B Common Stock into shares of Class A Common Stock pursuant to Section (b)(ii)(A) or Section (b)(ii)(C), such conversion shall be deemed to have been made at the time that the Corporation’s transfer agent receives the written notice required pursuant to Section (b)(ii)(A) or the time of the affirmative vote or written consent of the applicable holders of Class B Common Stock pursuant to Section (b)(ii)(C) (or a later date specified by such vote or written consent), as applicable. Upon any conversion of Class B Common Stock to Class A Common Stock, all rights of the holder of such shares of Class B Common Stock shall cease, and the person or persons in whose name or names the certificate or certificates, if any, representing the shares of Class A Common Stock are to be issued shall be treated for all purposes as having become the record holder or holders of such number of shares of Class A Common Stock into which such Class B Common Stock were converted. Shares of Class B Common Stock that are converted into shares of Class A Common Stock as provided in this Section (b)(ii) shall be retired and shall not be reissued.

(E) Adjustments for Subdivisions or Combinations of Common Stock. In the event that the Corporation in any manner subdivides or combines the outstanding shares of Class A Common Stock, then the outstanding shares of Class B Common Stock shall be subdivided or combined in the same proportion and manner. In the event that the Corporation in any manner subdivides or combines the outstanding shares of Class B Common Stock, then the outstanding shares of Class A Common Stock shall be subdivided or combined in the same proportion and manner.

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(F) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the shares of Class B Common Stock, such number of shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all then-outstanding shares of Class B Common Stock into shares of Class A Common Stock; and if at any time the number of authorized but unissued shares of Class A Common Stock shall not be sufficient to effect the conversion of all then-outstanding shares of the Class B Common Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Class A Common Stock to such number of shares as shall be sufficient for such purpose.

(G) Administration. The Corporation may, from time to time, establish such policies and procedures relating to the conversion of the Class B Common Stock to Class A Common Stock and the general administration of this dual-class Common Stock structure, including the issuance of stock certificates with respect thereto, as it may deem necessary or advisable, provided that the rights of the holders are not adversely affected, and may request that holders of shares of Class B Common Stock furnish affidavits or other proof to the Corporation as it deems necessary to verify the ownership of Class B Common Stock and to confirm that a conversion to Class A Common Stock has not occurred.

(iii) Voting Rights.

(A) Except as otherwise provided in these Articles or by applicable law, the holders of shares of Class A Common Stock and Class B Common Stock shall at all times vote together as one class on all matters (including the election of directors) submitted to a vote or for the consent of the stockholders of the Corporation.

(B) Subject to the rights of the holders of Preferred Stock and except as otherwise provided by applicable law, the holders of shares of Class A Common Stock and Class B Common Stock shall have the right to vote for the election and removal of directors and for all other purposes. Notwithstanding any other provision of this Second Amended and Restated Certificate of Incorporation to the contrary, the holders of shares of Class A Common Stock and Class B Common Stock shall not be entitled to vote on any amendment to this Second Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation (as hereinafter defined)) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to this Second Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation) or the DGCL.

(C) Each holder of shares of Class A Common Stock shall be entitled to one vote for each share of Class A Common Stock held as of the applicable date on any matter that is submitted to a vote or for the consent of the stockholders of the Corporation.

(D) Each holder of shares of Class B Common Stock shall be entitled to twenty votes for each share of Class B Common Stock held as of the applicable date on any matter that is submitted to a vote or for the consent of the stockholders of the Corporation.

(iv) Dividends. Subject to the preferences applicable to any series of Preferred Stock, if any, outstanding at any time, the holders of Class A Common Stock and the holders of Class B Common Stock shall be entitled to share equally, on a per share basis, in such dividends and other distributions of cash, property or shares of stock of the Corporation as may be declared by the Board of Directors of the Corporation from time to time with respect to the Common Stock out of assets or funds of the Corporation legally available therefor; provided, however, that in the event that such dividend is paid in the form of shares of Common Stock or rights to acquire Common Stock, the holders of Class A Common Stock shall receive Class A Common Stock or rights to acquire Class A Common Stock, as the case may be, and the holders of Class B Common Stock shall receive Class B Common Stock or rights to acquire Class B Common Stock, as the case may be.

(v) Liquidation. Subject to the preferences applicable to any series of Preferred Stock, if any outstanding at any time, in the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding up of the Corporation, the holders of Class A Common Stock and the holders of Class B Common Stock shall be entitled to share equally, on a per share basis, all assets of the Corporation of whatever kind available for distribution to the holders of Common Stock.

(vi) Rights and Preferences. Holders of our Common Stock have no preemptive, conversion, subscription or other rights, and there are no redemption or sinking fund provisions applicable to our Common Stock. The rights, preferences and privileges of the holders of our Common Stock are subject to and may be adversely affected by, the rights of the holders of shares of any series of our Preferred Stock that we may designate in the future.

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(vii) Adjustment in Authorized Class A Common Stock and Class B Common Stock.

(A) The number of authorized shares of Class A Common Stock may be increased or decreased (but not below the number of shares of Class A Common Stock then outstanding) by an affirmative vote of the holders of outstanding shares of Common Stock having a majority of total voting power of the Common Stock (voting together as a single class on an as-converted basis), irrespective of the provisions of Section 242(b)(2) of the DGCL and without a separate class vote of the holders of the Class A Common Stock.

(B) The number of authorized shares of Class B Common Stock may not be increased or decreased unless approved by an affirmative vote of the holders of a majority of the outstanding shares of Class B Common Stock, voting as a separate class.

(c) Preferred Stock. The Corporation’s Board of Directors is authorized, without stockholder approval, to issue shares of Preferred Stock in one or more series, and by filing a certificate pursuant to the applicable law of the State of Delaware (such certificate being hereinafter referred to as a “Preferred Stock Designation”), to establish from time to time the number of shares to be included in each such series and to fix the powers, designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including, without limitation, the authority to fix or alter, by resolution or resolutions, the dividend rights, dividend rates, conversion rights, exchange rights, voting rights, rights and terms of redemption (including sinking and purchase fund provisions), redemption price or prices, restrictions on the issuance of shares of such series, dissolution preferences and rights in respect of any distribution of assets of any wholly unissued series of Preferred Stock and the number of shares constituting any such series, and the designation thereof, or any of them and to increase (but not above the total number of authorized shares of Preferred Stock) or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series so created (except where otherwise provided in the Preferred Stock Designation), subsequent to the issue of that series. Unless otherwise provided in the applicable Preferred Stock Designation, if the authorized number of shares of any series shall be so decreased, the Corporation shall take all such steps as are necessary to cause the shares constituting such decrease to resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series. Unless otherwise provided in any Preferred Stock Designation, there shall be no limitation or restriction on any variation between any of the different series of Preferred Stock as to the designations, powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof; and the several series of Preferred Stock may vary in any and all respects as fixed and determined by the resolution or resolutions of the Corporation’s Board of Directors or by a duly authorized committee of the Board of Directors, providing for the issuance of the various series of Preferred Stock.

Article V.
BOARD OF DIRECTORS

(a) General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors except as otherwise provided by law. In addition to the powers and authority expressly conferred upon them by statute or by this Second Amended and Restated Certificate of Incorporation or the Bylaws, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

(b) Number of Directors; Election of Directors. Subject to the rights of holders of any series of Preferred Stock to elect directors, the number of directors of the Corporation shall be established by the Board of Directors. Election of directors need not be by written ballot, except as and to the extent provided in the Bylaws of the Corporation.

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(c) Classes of Directors. Subject to the rights of holders of any series of Preferred Stock to elect directors, the Board of Directors shall be and is divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. The Board of Directors is authorized to assign members of the Board of Directors already in office to Class I, Class II or Class III at the time such classification becomes effective.

(d) Amendment to Bylaws. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation.

(e) Resignation; Removal. Each director shall hold office until the annual meeting at which such director’s term expires and until such director’s successor is elected and qualified, or until such director’s earlier death, resignation, disqualification or removal. Any director may resign at any time upon notice to the Corporation given in writing or by any electronic transmission permitted by the Bylaws. Subject to the rights of the holders of one or more outstanding series of Preferred Stock to elect directors, the Board of Directors or any individual director may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least 66⅔% of the voting power of all of the then outstanding shares of voting stock of the Corporation entitled to vote at an election of directors voting together as a single class.

(f) Vacancies. Subject to the rights of the holders of one or more outstanding series of Preferred Stock to elect directors, except as otherwise provided by law, any vacancies on the Board of Directors resulting from death, resignation, disqualification, retirement, removal or other causes and any newly created directorships resulting from any increase in the number of directors shall be filled exclusively by the affirmative vote of a majority of the directors then in office, even though less than a quorum, or by a sole remaining director (other than any directors elected by the separate vote of one or more outstanding series of Preferred Stock), and shall not be filled by the stockholders. Any director appointed in accordance with the preceding sentence shall hold office until the expiration of the term to which such director shall have been appointed or until his or her earlier death, resignation, retirement, disqualification, or removal.

Article VI.
LIMITATION OF LIABILITY

To the fullest extent permitted by the DGCL as it exists on the date hereof or as it may hereafter be amended, no director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of his or her fiduciary duties as a director or officer. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. All references in this Article VI to a director shall also be deemed to refer to such other person or persons who, pursuant to a provision of this Second Amended and Restated Certificate of Incorporation, exercise or perform any of the powers or duties otherwise conferred or imposed upon the Board of Directors by the DGCL. No amendment to, or modification or repeal of, this Article VI shall adversely affect any right or protection of a director or of any officer, employee or agent of the Corporation existing hereunder with respect to any act or omission occurring prior to such amendment, modification or repeal.

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Article VII.
INDEMNIFICATION

(a) Right to Indemnification. Each director and officer, past or present, of the Corporation, and each person who serves or may have served at the request of the Corporation as a director or officer of another corporation or of a partnership, joint venture, limited liability company, trust, association or other enterprise, and their respective heirs, administrators and executors, shall be indemnified and held harmless by the Corporation in accordance with, and to the fullest extent permitted by, the provisions of the DGCL as it may from time to time be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto). Such indemnification shall continue as to an indemnitee who has ceased to be a director or officer, and shall include indemnification for all expense, liability and loss (including attorneys’ fees, costs and charges, and related disbursements, judgments, fines, excise taxes or penalties under the Employee Retirement Income Security Act of 1974, as amended from time to time (“ERISA”), penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such indemnitee in connection with such indemnitee’s service as a director or officer of the Corporation (whether or not the expense, liability or loss arises out of such indemnitee’s official capacity as a director or officer), or service at the request of the Corporation as a director or officer of another corporation or of a partnership, joint venture, limited liability company, trust, association or other enterprise, if the indemnitee acted in good faith and in a manner the indemnitee reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding to which the indemnitee is involved, or is a party or threatened to be made a party (including involvement, without limitation, as a witness), had no reasonable cause to believe the indemnitee’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the indemnitee did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful. Each employee and agent of the Corporation and each person who serves or may have served at the request of the Corporation as an employee or agent of another corporation, or as an employee or agent of any partnership, joint venture, limited liability company, trust, association or other enterprise may, in the discretion of the Board of Directors of the Corporation, be indemnified by the Corporation to the same extent as provided herein with respect to directors and officers of the Corporation. The provisions of this Section (a) of Article VII shall apply to any member of any committee appointed by the Board of Directors of the Corporation as fully as though such person shall have been an officer or director of the Corporation.

(b) Advancement. The Corporation shall pay the expenses incurred in defending any such proceeding in advance of its final disposition (an “Advance of Expenses”); provided, however, that an Advance of Expenses incurred by an indemnitee shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such indemnitee is not entitled to be indemnified for such expenses under this Section (b) of Article VII or otherwise. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article VII with respect to the advancement of expenses of directors and officers of the Corporation.

(c) Procedure for Indemnification. Any indemnification or Advance of Expenses (including attorneys’ fees and expenses) under Section (a) of this Article VII shall be made promptly, and in any event within forty-five days (or, in the case of an Advance of Expenses, twenty days, provided that the undertaking contemplated by Section (b) of this Article VII has been delivered to the Corporation), upon the written request of the indemnitee. If a determination by the Corporation that the indemnitee is entitled to indemnification pursuant to this Article VII is required, and the Corporation fails to respond within sixty days to a written request for indemnity, the Corporation shall be deemed to have approved the request. If the Corporation denies a written request for indemnification or Advance of Expenses, in whole or in part, or if payment in full pursuant to such request is not made within forty-five days (or, in the case of an Advance of Expenses, twenty days, provided that the undertaking contemplated by Section (b) of this Article VII has been delivered to the Corporation), the right to indemnification or advancement as granted by this Article VII shall be enforceable by the indemnitee in the Delaware Court of Chancery (the “Court of Chancery”). Such indemnitee’s costs and expenses incurred in connection with successfully establishing his or her right to indemnification, in whole or in part, in any such action shall also be indemnified by the Corporation. It shall be a defense to any action by an indemnitee for indemnification or the Advance of Expenses (other than an action brought to enforce a claim for the Advance of Expenses where the undertaking required pursuant to Section (b) of this Article VII, if any, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the DGCL for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because such person has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall create a presumption that the claimant has not met the applicable standard of conduct. The procedure for indemnification of employees and other agents for whom indemnification and advancement of expenses is provided pursuant to Sections (a) and (b) of this Article VII shall be the same procedure set forth in this Section (c) for directors and officers, unless otherwise set forth in the action of the Board of Directors of the Corporation providing indemnification and advancement of expenses for such employee or agent.

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(d) Insurance. The Corporation may purchase and maintain insurance on its own behalf and on behalf of any person who is or was or has agreed to become a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust, association or other enterprise against any expense, liability or loss asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify such person against such expenses, liability or loss under the DGCL.

(e) Service for Subsidiaries. Any person serving, or who has served, as a director, officer, trustee or employee of another corporation or of a partnership, joint venture, limited liability company, trust, association or other enterprise, at least 50% of whose equity interests or assets are owned, directly or indirectly, by the Corporation (a “subsidiary” for this Article VII) shall be conclusively presumed to be, or to have been, serving in such capacity at the request of the Corporation.

(f) Reliance. Persons who after the date of the adoption of this provision become or remain directors or officers of the Corporation or who, while a director or officer of the Corporation, become or remain a director or officer of a subsidiary, shall be conclusively presumed to have relied on the rights to indemnity, Advance of Expenses and other rights contained in this Article VII in entering into or continuing such service. The rights to indemnification and to the Advance of Expenses conferred in this Article VII shall apply to claims made against an indemnitee arising out of acts or omissions which occurred or occur both prior and subsequent to the adoption hereof.

(g) Other Rights; Continuation of Right to Indemnification. The provisions of this Article VII shall be in addition to and not in limitation of any other rights, indemnities, or limitations of liability to which any director or officer may now or in the future be entitled, as a matter of law or under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. All rights to indemnification under this Article VII shall be deemed to be a contract between the Corporation and each person entitled to indemnification under Section (a) of this Article VII at any time while this Article VII is in effect.

(h) Amendment or Repeal; Successors. No amendment, modification or repeal of the provisions of this Article VII, nor the adoption of any provision of this Second Amended and Restated Certificate of Incorporation inconsistent with this Article VII, nor to the fullest extent permitted by applicable law, any modification of law, shall adversely affect (or eliminate or reduce) any right or protection hereunder of any person in respect of any event, act or omission occurring prior to the time of such amendment, modification or repeal, or adoption of any inconsistent provision or, if applicable, modification of law (regardless of when any proceeding (or part thereof) relating to such event, act or omission arises or is first threatened, commenced or completed). The rights conferred by this Article VII shall inure to the benefit of any indemnified person (and shall continue as to an indemnified person who has ceased to be a director or officer) and such person’s legal representatives, executors, administrators, heirs, devises and legatees. For purposes of this Article VII, references to “the Corporation” shall include any constituent corporation absorbed in a merger with this Corporation which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this Article VII with respect to this Corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(i) Exception to Right of Indemnification or Advancement of Expenses. Notwithstanding any other provisions of this Article VII and except as may otherwise be agreed by the Corporation, no person shall be entitled to indemnification or advancement of expenses by the Corporation with respect to any action, suit or proceeding brought by such person (other than an action, suit or proceeding brought by such person (i) by way of defense or counterclaim, (ii) to enforce such person’s rights under this Second Amended and Restated Certificate of Incorporation or under the Bylaws, or (iii) to enforce any other rights of such person to indemnification or advancement of expenses by the Corporation under any contract or under statute or applicable law, including any rights under Section 145 of the DGCL), unless the bringing of such action, suit or proceeding shall have been approved by the Board of Directors of the Corporation,

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(j) Subrogation. In the event of payment under this Article VII, the Corporation shall be subrogated to the extent of such payment to all of the rights of recovery of the indemnified person, who shall execute all papers required and shall do everything that may be reasonably necessary to secure such rights, including the execution of such documents reasonably necessary to enable the Corporation effectively to bring suit to enforce such rights.

(k) Savings Clause. If this Article VII or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify and advance expenses to each person entitled to indemnification under Section (a) of this Article VII as to all expense, liability and loss (including attorneys’ fees and related disbursements, judgments, fines, ERISA excise taxes and penalties, penalties and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such person and for which indemnification or advancement of expenses is available to such person pursuant to this Article VII to the fullest extent permitted by any applicable portion of this Article VII that shall not have been invalidated and to the fullest extent permitted by applicable law.

(l) Jurisdiction. The Court of Chancery shall have exclusive jurisdiction to hear and determine all actions for indemnification or advancement of expenses brought with respect to this Article VII, and the Court of Chancery may summarily determine the Corporation’s obligation to advance expenses (including attorneys’ fees and expenses) under this Article VII.

Article VIII.
STockholders

(a) Special Meetings. Except as otherwise required by law and subject to the rights of the holders of any series of Preferred Stock, special meetings of stockholders of the Corporation may be called only by the Chairperson of the Board of Directors, the Chief Executive Officer or the Board of Directors acting pursuant to a resolution adopted by a majority of the directors, and may not be called by any other person or persons. Only such business shall be considered at a special meeting of stockholders as shall have been stated in the notice for such meeting.

Article IX.
DGCL Section 203

(a) Definitions. For purposes of this Article IX, the following definitions apply:

(i) “Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another Person.

(ii) “Associate” when used to indicate a relationship with any Person, means: (A) any corporation, partnership, unincorporated association or other entity of which such Person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock; (B) any trust or other estate in which such Person has at least a 20% beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity; and (C) any relative or spouse of such Person, or any relative of such spouse, who has the same residence as such Person.

(iii) “Business Combination” when used in reference to the Corporation and any Interested Stockholder of the Corporation, means:

(A) any merger or consolidation of the Corporation (other than a merger effected pursuant to Section 253 or 267 of the DGCL) or any direct or indirect majority-owned subsidiary of the Corporation (1) with the Interested Stockholder, or (2) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the Interested Stockholder and as a result of such merger or consolidation Section (b) of this Article IX is not applicable to the surviving entity;

(B) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the Interested Stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation;

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(C) any transaction that results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any stock of the Corporation or of such subsidiary to the Interested Stockholder, except: (1) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the Interested Stockholder became such; (2) pursuant to a merger under Section 251(g), 253 or 267 of the DGCL; (3) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of the Corporation subsequent to the time the Interested Stockholder became such; (4) pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all holders of said stock; or (5) any issuance or transfer of stock by the Corporation; provided, however, that in no case under items (3)-(5) of this subsection (C) shall there be an increase in the Interested Stockholder’s proportionate share of the stock of any class or series of the Corporation or of the voting stock of the Corporation (except as a result of immaterial changes due to fractional share adjustments);

(D) any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation that has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Corporation or of any such subsidiary that is owned by the Interested Stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the Interested Stockholder; or

(E) any receipt by the Interested Stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges, or other financial benefits (other than those expressly permitted in subsections (A) through (D) above) provided by or through the Corporation or any direct or indirect majority-owned subsidiary.

(iv) “control,” including the terms “controlling,” “controlled by” and “under common control with” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting stock, by contract, or otherwise. A Person who is the owner of 20% or more of the outstanding voting stock of the Corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such Person holds voting stock, in good faith and not for the purpose of circumventing this Article IX, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

(v) “Interested Stockholder” means any Person (other than the Corporation or any direct or indirect majority-owned subsidiary of the Corporation) that (A) is the owner of 15% or more of the outstanding voting stock of the Corporation, (B) is an Affiliate or Associate of the Corporation and was the owner of 15% or more of the outstanding voting stock of the Corporation at any time within the three year period immediately prior to the date on which it is sought to be determined whether such Person is an Interested Stockholder or (C) the Affiliates and Associates of any such Person described in clauses (A) and (B); provided, however, that “Interested Stockholder” shall not include any Person whose ownership of shares in excess of the 15% limitation set forth herein is the result of any action taken solely by the Corporation; provided, further, that such Person shall be an Interested Stockholder if thereafter such Person acquires additional shares of voting stock of the Corporation, except as a result of (x) further corporate action not caused, directly or indirectly, by such Person, or (y) an acquisition of a de minimis number of such additional shares. For the purpose of determining whether a Person is an Interested Stockholder, the voting stock of the Corporation deemed to be outstanding shall include stock deemed to be owned by the Person through application of the definition of “owner” below but shall not include any other unissued stock of the Corporation that may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

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(vi) “owner,” including the terms “own” and “owned” when used with respect to any stock, means a Person that individually or with or through any of its Affiliates or Associates:

(A) beneficially owns such stock, directly or indirectly; or

(B) has (1) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a Person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such Person or any of such Person’s Affiliates or Associates until such tendered stock is accepted for purchase or exchange; or (2) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a Person shall not be deemed the owner of any stock because of such Person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to ten or more Persons; or

(C) has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in clause (2) of subsection (B) above), or disposing of such stock with any other Person that beneficially owns, or whose Affiliates or Associates beneficially own, directly or indirectly, such stock.

(vii) “Person” means any individual, corporation, partnership, unincorporated association or other entity.

(viii) “stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.

(ix) “voting stock” means stock of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of such entity. Every reference in this Article IX to a percentage of voting stock shall refer to such percentage of the votes of such voting stock.

(b) The Corporation hereby expressly elects not to be governed by Section 203 of the DGCL.

(c) Notwithstanding the foregoing, the Corporation shall not engage in any Business Combination, at any point in time at which the Corporation’s Class A Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act of 1934, as amended (the “Exchange Act”), with any Interested Stockholder for a period of three years following the time that such stockholder became an Interested Stockholder, unless:

(i) prior to such time, the Board of Directors approved either the Business Combination or the transaction that resulted in the stockholder becoming an Interested Stockholder;

(ii) upon consummation of the transaction that resulted in the stockholder becoming an Interested Stockholder, the Interested Stockholder owned at least 85% of the voting stock of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the Interested Stockholder) those shares owned by (A) Persons who are directors and also officers and (B) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer;

(iii) at or subsequent to such time, the Business Combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66⅔% of the outstanding voting stock of the Corporation that is not owned by the Interested Stockholder; or

(iv) the stockholder became an Interested Stockholder inadvertently and (A) as soon as practicable divested itself of ownership of sufficient shares so that the stockholder ceased to be an Interested Stockholder and (B) was not, at any time within the three-year period immediately prior to a Business Combination between the Corporation and such stockholder, an Interested Stockholder but for the inadvertent acquisition of ownership.

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Article X.
MISCELLANEOUS

(a) Books. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

(b) Forum Selection. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action, suit or proceeding brought on behalf of the Corporation, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, creditors or other constituents, (iii) any action, suit or proceeding arising pursuant to any provision of the DGCL or this Second Amended and Restated Certificate of Incorporation or the Bylaws (as either may be amended from time to time) or as to which the DGCL confers exclusive jurisdiction on the Court of Chancery), or (iv) any action asserting a claim governed by the internal affairs doctrine. Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America (the “Federal Courts”) shall be the exclusive forum for the resolution of any complaint asserting a cause or causes of action arising under the Securities Act, including all causes of action asserted against any defendant to such complaint. If any provision or provisions of this Article X shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article X (including, without limitation, each portion of any sentence of this Article X containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby. If any action, the subject matter of which is within the scope of the first sentence of this Article X, is filed in a court other than the Court of Chancery or the Federal Courts, as applicable, (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the Court of Chancery and the other state and federal courts in the State of Delaware or the Federal Courts, as applicable, in connection with any action brought in any such court to enforce the first sentence of this Article X and (ii) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder. Nothing in this Article X shall be deemed to preclude a stockholder of the Corporation who asserts claims under the Exchange Act from bringing such claims in federal court, to the extent that the Exchange Act confers exclusive federal jurisdiction over such claims, subject to applicable law. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article X.

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